UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 10, 2015

Commercial Bancshares, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	0-27894	34-1787239
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

118 South Sandusky Avenue, Upper Sandusky, Ohio	43351
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(419) 294-5781

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company entered into an Executive Employment Contract (the “Agreement”) with Mr. Robert E. Beach, the Company’s President and Chief Executive Officer, on June 11, 2015. Under the terms of the Agreement, the Company will pay Mr. Beach a base salary of $243,000. Mr. Beach will receive an automobile expense allowance of $700 per month. For mileage driven to perform his duties under the Agreement, he will also receive one-half (1/2) of the standard mileage rate established by the Internal Revenue Service. He will be eligible to participate in all compensation plans and arrangements that are available to directors and senior executive officers of the Company and Bank and shall be eligible to participate in the retirement and welfare benefit plans made available to the employees of the Company and Bank in general. The Agreement also provides for certain payments to Mr. Beach in connection with his “termination after a change in control” (as defined in the Agreement).   The aggregate amount of the payments to Mr. Beach under the Agreement following a change in control is 2.99 times his then current annual base salary less certain items paid or payable by the Company to Mr. Beach as indicated in the Agreement. In addition, the Agreement also provides for reimbursement for health coverage for a period of up to 24 months following Mr. Beach’s termination after a change in control. The term of the Agreement is three years. Thereafter, it shall automatically extend from year to year for additional one-year periods ending on the anniversary of the expiration of the original term of the Agreement, unless either party gives prior written notice to the other party of an intention not to extend. A copy of the Agreement is attached hereto as Exhibit 10.1.

The Company entered into an Executive Employment Contract (the “Agreement”) with Mr. Steven M. Strine, the Company’s Executive Vice President and Chief Lending Officer, on June 10, 2015. Under the terms of the Agreement, the Company will pay Mr. Strine a base salary of $135,200. Mr. Strine will receive an automobile expense allowance of $700 per month. For mileage driven to perform his duties under the Agreement, he will also receive one-half (1/2) of the standard mileage rate established by the Internal Revenue Service. He will be eligible to participate in all compensation plans and arrangements that are available to directors and senior executive officers of the Company and Bank and shall be eligible to participate in the retirement and welfare benefit plans made available to the employees of the Company and Bank in general. The Agreement also provides for certain payments to Mr. Strine in connection with his “termination after a change in control” (as defined in the Agreement).   The aggregate amount of the payments to Mr. Strine under the Agreement following a change in control is 2.00 times his then current annual base salary less certain items paid or payable by the Company to Mr. Strine as indicated in the Agreement. In addition, the Agreement also provides for reimbursement for health coverage for a period of up to 24 months following Mr. Strine’s termination after a change in control. The term of the Agreement is two years. Thereafter, it shall automatically extend from year to year for additional one-year periods ending on the anniversary of the expiration of the original term of the Agreement, unless either party gives prior written notice to the other party of an intention not to extend. A copy of the Agreement is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

Exhibit
Number	Exhibit Description

10.1	Executive Employment Contract between the Company and Robert E. Beach, dated June 11, 2015

10.2	Executive Employment Contract between the Company and Steven M. Strine, dated June 10, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Bancshares, Inc.
(Registrant)

Date: June 16, 2015	/s/ David J. Browne
David J. Browne, Corporate Secretary